Exhibit 99.1

CITI TRENDS DOUBLES DISTRIBUTION CAPACITY WITH ACQUISITION

OF 286,500 SQUARE FOOT FACILITY

Darlington, SC Facility to be Operational in December 2005

SAVANNAH, GA (October 19, 2005) — Citi Trends, Inc. (NASDAQ: CTRN) today announced that the Company has acquired a 286,500 square foot distribution center in Darlington, SC. The new distribution center complements the Company's two existing facilities in the Savannah area that total approximately 240,000 square feet.

Situated on over 90 acres, the distribution center is expected to support an additional 250 to 300 stores. While the Company did not disclose the purchase price of the property, the cost of the property, including the costs of improvements and equipment, will total $3 million to $4 million. The Company expects to begin receiving its first shipments in the new facility in December 2005 and will slowly build activity over the following several months to insure a smooth start-up. Start-up costs are anticipated during the first few months of operation, but are not projected to be material.

Citi Trends, Inc. is a value-priced retailer of urban fashion apparel and accessories for the entire family. The Company currently operates 224 stores (including 4 stores currently closed due to the hurricanes) located in 12 states in the South, Southeast and Mid-Atlantic regions, and our website address is www.cititrends.com. CTRN-E

Forward-Looking Statements

All statements other than historical facts contained in this news release, including statements regarding our future financial position, business policy and plans and objectives of management for future operations, are forward-looking statements that are subject to material risks and uncertainties. The words "believe," "may," "could," "estimate," "continue," "anticipate," "intend," "expect" and similar expressions, as they relate to Citi Trends, are intended to identify forward-looking statements. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors which are discussed in Citi Trends, Inc. filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, uncertainties relating to economic conditions, growth and expansion risks, consumer spending patterns, competition within the industry, competition in our markets and the ability to anticipate and respond to fashion trends. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the Securities and Exchange Commission, Citi Trends does not undertake to publicly update any forward-looking statements in this news release or with respect to matters described herein, whether as a result of any new information, future events or otherwise.

Contact:	Tom Stoltz	Ed Anderson
	Citi Trends, Inc.	Citi Trends, Inc.
	Chief Financial Officer	Chief Executive Officer
	(912) 443-2075	(912) 443-3705

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